As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONMED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)
16-0977505 (IRS Employer Identification Number)

525 French Road
Utica, New York 13502-5994
(Address of Principal Executive Offices)

2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation

(Full Title of the Plan)

Daniel S. Jonas, Esq.
CONMED Corporation
525 French Road
Utica, New York 13502-5994
(315) 797-8375
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share, issued under 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation	159,666	$28.27	$4,513,758	$139

(1)
This Registration Statement also relates to an indeterminate number of additional shares of common stock that may be issued pursuant to anti-dilution and adjustment provisions of the 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low prices reported on the Nasdaq Stock Market on August 1, 2007, $28.27 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents By Reference

The following documents filed by CONMED Corporation (the “Company”), pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (File No. 0-16093), are hereby incorporated by reference in this Registration Statement:

(a)           The annual report on Form 10-K for the fiscal year ended December 31, 2006;

(b)           The quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007; and

(c)           The description of the Company’s Common Stock which is contained in its Registration Statement on Form 8-A, filed on August 5, 1987 pursuant to the Exchange Act.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 2.	Description of Securities

Not applicable.

Item 3.	Interests of Named Experts and Counsel

The validity of the Common Stock registered hereby, shares of which are issuable by the Registrant pursuant to the 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation, is being passed on by Daniel S. Jonas, Vice President-Legal Affairs and General Counsel of the Company.

Item 4.	Indemnification of Directors and Officers

Section 722 of the New York Business Corporation Law (the “BCL”) provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer “acted, in good faith, for a purpose which he reasonably believed to be in . . . the best interests of the corporation” and, in the case of criminal actions, in addition, “had no reasonable cause to believe that his conduct was unlawful.” Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

As contemplated by BCL Section 721, the Registrant’s By-laws, as amended on December 26, 1990, provide a broader basis for indemnification in accordance with and as permitted by BCL Article 7.

Section 6.6 of the By-Laws of the Registrant (referred to in the By-Laws as the “Corporation”) provides as follows:

“Section 6.6. Indemnification. The Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.

The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement, shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.”

Item 5.	Exemption from Registration Claimed

Not applicable.

Item 6.	Exhibits

Exhibit No.	Description

4.1
Amended and Restated By-Laws, as adopted by the Board of Directors on December 26, 1990 – incorporated herein by reference to the exhibit in the Company’s Current Report on Form 8-K, dated March 7, 1991 (File No. 0-16093).

4.2
Composite Version of the Restated Certificate of Incorporation – incorporated herein by reference to Exhibit 4.2 in the Company’s Registration Statement on Form S-8, dated May 21, 1999 (File No. 333-78987).

4.3	Composite Version of the 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation.

5	Opinion of Daniel S. Jonas, Vice President-Legal Affairs & General Counsel of CONMED Corporation, with respect to the securities being registered hereunder.

23.1	Consent of Daniel S. Jonas (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers, LLP.

24	Power of Attorney (included on the signature page of the Registration Statement).

Item 7.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CONMED CORPORATION

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Utica, State of New York on this 3rd day of August, 2007.

CONMED Corporation

By:	/s/ Daniel S. Jonas
	Name:	Daniel S. Jonas, Esq.
	Title:	Vice President-Legal Affairs & General Counsel

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Daniel S. Jonas his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the indicated capacities on this 3rd day of August, 2007.

Name	Title

/s/ Eugene R. Corasanti	Chairman of the Board of Directors and Vice Chairman of CONMED Corporation
Eugene R. Corasanti

/s/ Joseph J. Corasanti	Chief Executive Officer, President and Director
Joseph J. Corasanti

/s/ Robert D. Shallish, Jr.	Vice President - Finance and Chief Financial Officer (Principal Financial Officer)
Robert D. Shallish, Jr.

/s/ Luke A. Pomilio	Vice President - Corporate Controller (Principal Accounting Officer)
Luke A. Pomilio

/s/ Bruce F. Daniels	Director
Bruce F. Daniels

/s/ Jo Ann Golden	Director
Jo Ann Golden

/s/ Stephen M. Mandia	Director
Stephen M. Mandia

/s/ William D. Matthews	Director
William D. Matthews

/s/ Stuart J. Schwartz	Director
Stuart J. Schwartz

/s/ Mark E. Tryniski	Director
Mark E. Tryniski

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Amended and Restated By-Laws, as adopted by the Board of Directors on December 26, 1990 – incorporated herein by reference to the exhibit in the Company’s Current Report on Form 8-K, dated March 7, 1991 (File No. 0-16093).

4.2
Composite Version of the Restated Certificate of Incorporation – incorporated herein by reference to Exhibit 4.2 in the Company’s Registration Statement on Form S-8, dated May 21, 1999 (File No. 333-78987).

4.3	Composite Version of the 2007 Non-Employee Director Equity Compensation Plan of CONMED Corporation.

5	Opinion of Daniel S. Jonas, Vice President-Legal Affairs & General Counsel of CONMED Corporation, with respect to the securities being registered hereunder.

23.1	Consent of Daniel S. Jonas (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers, LLP.

24	Power of Attorney (included on the signature page of the Registration Statement).